Exhibit 99.1
                                                                  ------------



MEREDITH CORPORATION REPORTS
FISCAL 2002 SECOND-QUARTER RESULTS


DES MOINES, Iowa - (January 29, 2002) - Meredith Corporation (NYSE: MDP) today reported earnings for the fiscal 2002 second quarter ended December 31, 2001, of $8.7 million, or 17 cents per share. This compares to earnings of $24.0 million, or 47 cents per share, in the second quarter of fiscal 2001.

Earnings for the second quarter of fiscal 2002 included a nonrecurring gain of 2 cents per share from the demutualization of an insurance company with which Meredith holds policies. Second-quarter earnings were above the First Call consensus estimate and were within the range outlined in the company's first-quarter earnings release and at subsequent investor conferences.

For the first half of fiscal 2002, Meredith earnings were $17.4 million, or 34 cents per share. This compares to net earnings of $40.5 million, or 79 cents per share, in the first half of fiscal 2001.

"Results in the second quarter of fiscal 2002 reflect the continued decline in advertising demand caused by the economic recession, and further exacerbated by the September 11 terrorist attacks," said Meredith Corporation Chairman and Chief Executive Officer William T. Kerr. "In addition, it was a particularly difficult quarter on a comparative basis because of the lack of political advertising on television this year."

Revenues for the second quarter of fiscal 2002 were $229.8 million, versus comparable revenues of $252.8 million and reported revenues of $260.9 million for the prior-year second quarter. Comparable revenues were adjusted for discontinued magazine titles.

For the first half of fiscal 2002, revenues were $468.6 million, versus comparable revenues of $496.9 million for the first half of the previous year. For the first half of fiscal 2001, reported revenues were $510.9 million.

To deal with the difficult advertising climate, the company has conducted a cost-reduction program, Kerr said. Company-wide costs were down 2 percent during the second quarter, when compared to the prior-year quarter. "This is the sixth quarter of our disciplined cost reduction effort and I'll remind you that we are now cycling against reduced-cost quarters in fiscal 2001," he said.

"As we reduce costs, we continue to make targeted investments to position Meredith for the economic recovery," Kerr said. "Those magazine investments include rate base and frequency increases and new magazine development activities. Additionally, we've implemented sales, news and programming improvements on the broadcast side."

Kerr also highlighted the strength of Meredith's balance sheet, which reflects a manageable debt level. He noted the company reduced its debt outstanding during the second quarter by $30 million versus the prior quarter. "We have long maintained a strong financial position, and it has become even more important in these challenging economic times," Kerr said.

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

OPERATING RESULTS


PUBLISHING
----------
Second-quarter publishing operating profit was $13.8 million, compared to $29.7 million for the prior-year quarter. Publishing revenues were $160.8 million, versus comparable revenues of $174.2 million in the second quarter of fiscal 2001. Reported prior-year second quarter publishing revenues were $182.3 million.

For the first half of fiscal 2002, publishing operating profit was $39.3 million, compared to $58.1 million for the prior-year period. Publishing revenues for the first half of 2002 were $343.2 million, versus comparable revenues of $353.2 million for the prior-year period. Reported revenues for the first half of fiscal 2001 were $367.1 million.

"The decline in publishing operating profit reflected weaker demand for magazine advertising, lower book and integrated marketing earnings, and increased circulation mailing costs," Kerr said. Advertising revenues were lower in several categories, including home and building and pharmaceuticals. Revenues were, however, higher for the quarter in food and beverage, apparel and direct response.

Kerr noted that Better Homes and Gardens and Ladies' Home Journal increased their commanding share of the women's service field advertising revenue with a combined market share of 39 percent for the 12 months ending with the December issues. "The combined revenue share of these magazines has risen a percentage point in the past 12 months, reflecting their strength in the home and family market," he said.

BROADCASTING
------------
Broadcasting Group operating profit for the fiscal 2002 second quarter was $10.4 million, versus $21.5 million recorded in the prior-year second quarter. Second-quarter Broadcasting Group revenues were $69.0 million, compared to $78.6 million in fiscal 2001.

For the first half of fiscal 2002, broadcasting operating profit was also $10.4 million, compared to $31.6 million for the prior-year period. Broadcasting revenues for the first half of 2002 were $125.4 million, compared to $143.8 million for the prior-year period.

Weak demand for national advertising adversely affected broadcasting results, Kerr said. He reiterated that broadcasting comparisons in the second quarter were difficult because of the lack of political advertising. Excluding political advertising, revenues for the second quarter of fiscal 2002 were up nearly 2 percent. In the second quarter of fiscal 2001, political advertising contributed $10.8 million in net revenues and 13 cents in earnings per share.

"Despite the difficult environment, we continue to succeed in our initiatives to build local advertising by attracting clients that are new to television, or even new to advertising," Kerr said. "Our nonpolitical local advertising revenues in the second quarter were up 8 percent compared to the prior-year period."


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

OTHER
-----
Meredith repurchased approximately 600,000 shares of stock in the first half of the fiscal year in conjunction with the company's ongoing share repurchase program.

OUTLOOK
-------
Looking ahead to the third quarter, Kerr said publishing advertising pages are down in the high-single digits and advertising revenues are down in the mid-single digits. Broadcast pacings are running down in the low-single digits. Kerr noted that broadcast pacings are a snapshot in time and change frequently.

"While the advertising recession continues, it appears to be less severe than in our second fiscal quarter," Kerr said.

"The continuing uncertainty and volatility of the economic climate make precise guidance difficult," Kerr added. "The one area of our business where we have reasonably good visibility for the third quarter is magazine advertising. The outlook for the remainder of our businesses is less clear. However, based on what we know at this time, we believe the First Call consensus estimate of 28 cents per share for our third fiscal quarter is achievable."

ABOUT MEREDITH CORPORATION
--------------------------
Meredith Corporation (http://www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group, the country's foremost home and family authority, includes 16 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and approximately 120 special interest publications. Meredith owns 12 television stations -- including properties in top 25 markets such as Atlanta, Phoenix, Orlando and Portland.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 26 web sites, strategic alliances with leading specialty Internet destinations such as the Microsoft Network (MSN) and branded anchor tenant positions on America Online.

Note: All earnings per share figures in the text of this release are diluted. Basic and diluted earnings per share can be found on the attached income statement.

Meredith Corporation will host a conference call at 11:00 a.m. eastern time today. Chairman and Chief Executive Officer William Kerr, Publishing Group President Steve Lacy, Chief Financial Officer Suku Radia, and Controller Tom Ferree will discuss second-quarter results and respond to questions. A live Webcast of the call and a copy of the text will be accessible to the public on the company's web site, www.meredith.com. The Webcast will remain there until February 5, 2002.

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

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS
--------------------------------------------------
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; political events that could interrupt broadcast television; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.





































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

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)


                                        Three Months           Six Months
                                      Ended December 31     Ended December 31
                                     -------------------   -------------------
                                        2001      2000        2001      2000
------------------------------------------------------------------------------
(In thousands except per share)

Revenues (less returns and allowances):
  Advertising                        $129,581   $153,169   $268,422   $302,194
  Circulation                          63,183     63,336    126,660    127,850
  All other                            37,051     44,383     73,496     80,866
                                     --------   --------   --------   --------
Total revenues                        229,815    260,888    468,578    510,910
                                     --------   --------   --------   --------

Operating costs and expenses:
  Production, distribution and edit    98,267    107,576    206,515    218,121
  Selling, general & administrative    98,563     93,109    194,215    184,569
  Depreciation and amortization        13,473     12,785     27,050     25,624
                                     --------   --------   --------   --------
Total operating costs and expenses    210,303    213,470    427,780    428,314
                                     --------   --------   --------   --------
Income from operations                 19,512     47,418     40,798     82,596

  Other nonoperating income             2,030         --      2,030         --
  Interest income                         113        269        273        478
  Interest expense                     (7,457)    (8,469)   (14,770)   (16,989)
                                     --------   --------   --------   --------
Earnings before income taxes           14,198     39,218     28,331     66,085

  Income taxes                          5,494     15,177     10,964     25,575
                                     --------   --------   --------   --------
Net earnings                         $  8,704   $ 24,041   $ 17,367   $ 40,510
                                     ========   ========   ========   ========

Basic earnings per share             $   0.18   $   0.48   $   0.35   $   0.81
                                     ========   ========   ========   ========
Basic average shares outstanding       49,353     50,019     49,538     50,146
                                     ========   ========   ========   ========

Diluted earnings per share           $   0.17   $   0.47   $   0.34   $   0.79
                                     ========   ========   ========   ========
Diluted average shares outstanding     50,612     51,275     50,808     51,398
                                     ========   ========   ========   ========

Dividends paid per share             $  0.085   $  0.080   $  0.170   $  0.160
                                     ========   ========   ========   ========






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

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)


                                        Three Months           Six Months
                                      Ended December 31     Ended December 31
                                     -------------------   -------------------
                                        2001       2000      2001       2000
------------------------------------------------------------------------------
(In thousands)
Revenues
  Publishing                         $160,804   $182,259   $343,213   $367,144
  Broadcasting                         69,011     78,629    125,365    143,766
                                     --------   --------   --------   --------
  Total revenues                     $229,815   $260,888   $468,578   $510,910
                                     ========   ========   ========   ========

Operating Profit
  Publishing                         $ 13,768   $ 29,666   $ 39,304   $ 58,076
  Broadcasting                         10,357     21,453     10,416     31,596
  Unallocated corporate expense        (4,613)    (3,701)    (8,922)    (7,076)
                                     --------   --------   --------   --------
Income from operations               $ 19,512   $ 47,418   $ 40,798   $ 82,596

  Other nonoperating income             2,030         --      2,030         --
  Interest income                         113        269        273        478
  Interest expense                     (7,457)    (8,469)   (14,770)   (16,989)
                                     --------   --------   --------   --------
  Earnings before income taxes         14,198     39,218     28,331     66,085

  Income taxes                          5,494     15,177     10,964     25,575
                                     --------   --------   --------   --------
  Net earnings                       $  8,704   $ 24,041   $ 17,367   $ 40,510
                                     ========   ========   ========   ========

Depreciation & amortization
  Publishing                         $  2,797   $  2,223   $  5,560   $  4,432
  Broadcasting                         10,058      9,903     20,191     19,851
  Unallocated corporate                   618        659      1,299      1,341
                                     --------   --------   --------   --------
  Total depreciation & amortization  $ 13,473   $ 12,785   $ 27,050   $ 25,624
                                     ========   ========   ========   ========

EBITDA
  Publishing                         $ 16,565   $ 31,889   $ 44,864   $ 62,508
  Broadcasting                         20,415     31,356     30,607     51,447
  Unallocated corporate                (3,995)    (3,042)    (7,623)    (5,735)
                                     --------   --------   --------   --------
Total EBITDA                         $ 32,985   $ 60,203   $ 67,848   $108,220
                                     ========   ========   ========   ========







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